Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214579

Supplement dated May 19, 2017

To Prospectus Supplement dated December 13, 2016

(To Prospectus dated November 10, 2016)

Global Net Lease, Inc.
Up to $175,000,000 of Shares
of Common Stock

This document (the “supplement”) supplements the prospectus supplement, dated December 13, 2016, relating to the offering of up to $175,000,000 of shares of common stock of Global Net Lease, Inc. (the “Company”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the prospectus supplement.

The supplement is being filed to reflect the amendment of the equity distribution agreement by and among the Company, Global Net Lease Operating Partnership, L.P., UBS Securities LLC, Robert W. Baird & Co. Incorporated, Capital One Securities, Inc., Mizuho Securities USA LLC and FBR Capital Markets & Co. to include KeyBanc Capital Markets Inc. as an agent. Accordingly, each reference to the term “Agent” or “Agents” in the prospectus supplement is hereby amended to include KeyBanc Capital Markets Inc.

The following sections of the prospectus supplement are hereby amended:

Use of Proceeds

The third paragraph under the heading “Use of Proceeds” is hereby replaced with the following:

“Pending application of the net proceeds for the purposes described above, we anticipate that any net proceeds will be invested in short-term, highly-liquid investments, including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts. Affiliates of Capital One Securities, Inc. and Mizuho Securities USA LLC are lenders under our Revolving Credit Facility and, accordingly, they will receive net proceeds from this offering to the extent that we use any net proceeds to repay borrowings under that facility. In addition, the Agents and/or their affiliates may receive net proceeds from this offering to the extent we use any net proceeds to repay any of our other indebtedness that may be held by any of the Agents or their respective affiliates from time to time. See “Plan of Distribution (Conflicts of Interest)—Other Relationships” and “—Conflicts of Interest.””

Plan of Distribution (Other Relationships)

The first paragraph under the subheading “Plan of Distribution (Conflicts of Interest)—Other Relationships” is hereby replaced with the following:

“Some or all of the Agents and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and may in the future receive compensation. In particular, affiliates of Capital One Securities Inc. and Mizuho Securities USA LLC are lenders under our Revolving Credit Facility, and, accordingly, they will receive net proceeds from this offering to the extent that we use any net proceeds to repay borrowings under that facility. In addition, the Agents and/or their affiliates may receive net proceeds from this offering to the extent we use any net proceeds to repay any of our other indebtedness that may be held by any of the Agents or their respective affiliates from time to time.”

Plan of Distribution (Conflicts of Interest)

The first paragraph under the subheading “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest” is hereby replaced with the following:

“As described above under “Use of Proceeds,” we intend to use net proceeds from this offering for general corporate purposes, which may include the repayment of borrowings outstanding under our Revolving Credit Facility or other indebtedness. Because, as described above under “—Other Relationships,” affiliates of Capital One Securities, Inc. and Mizuho Securities USA LLC are lenders under our Revolving Credit Facility and Agents or their respective affiliates may, from time to time, hold other of our indebtedness, more than 5% of the net proceeds of this offering (not including Agents’ discounts and commissions) may be received by such Agents and their affiliates. Nonetheless, in accordance with the Financial Industry Regulatory Authority Inc. Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because we, the issuer of the securities in this offering, are a real estate investment trust.”

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